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              CONSENT OF ISAACSON, ROSENBAUM, WOODS & LEVY, P.C.



        We hereby consent to the inclusion of Isaacson, Rosenbaum, Woods & Levy, P.C. as Colorado gaming counsel for the purpose of passing upon matters pertaining to regulation of Jubilee Gaming Enterprises, Inc. (the "Company") by the Colorado Limited Gaming Control Commission and the Colorado Division of Gaming under the gaming laws and regulations of the State of Colorado on behalf of the Company under the section entitled "Legal Matters" in the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission.



                                        ISAACSON, ROSENBAUM, WOODS & LEVY, P.C.




                                        /s/ Mark G. Grueskin


Date: January 15, 1997
Denver, Colorado